Source: *Sun Communities, Inc.*

November 06, 2024 16:14 ET

Sun Communities, Inc. Announces Restructuring and CEO Retirement

Implementing Comprehensive Restructuring and Cost Cutting Plan Expected to Save $15 - $20 million annually; John McLaren to Return to Company as President; CEO Gary Shiffman to Retire in 2025

Southfield, MI, Nov. 06, 2024 (GLOBE NEWSWIRE) -- Sun Communities, Inc. (NYSE: SUI) (the "Company"), a real estate investment trust ("REIT") that owns and operates, or has an interest in, manufactured housing ("MH") and recreational vehicle ("RV") communities and marinas, today provided the following update:

Restructuring and Cost Cutting Plan

The Company is announcing a comprehensive restructuring effort to more effectively align the Company's cost structure and deliver sustainable earnings growth. The Company is proactively addressing its challenges and is implementing a plan to unlock the value and earnings potential of the Company. The Company has been considering and studying many of these cost saving initiatives throughout this year and is now accelerating their implementation and expanding the scope of the restructuring.

The cost reduction measures include better operating expense management and the implementation of identified efficiencies and savings to the Company's cost base heading into 2025 to position the business for long-term growth. It is expected that these will be achieved primarily through initiatives such as restructuring the Company's operational infrastructure, streamlining and optimizing information technology, implementing more effective asset management, payroll savings, and other targeted cost cutting. The Company has identified and intends to realize annualized G&A and operating expense savings of between $15 million and $20 million on a run-rate basis from the restructuring.

John McLaren Returning as President

John McLaren is returning to the Company full-time as President to oversee the restructuring and the execution of these initiatives. Mr. McLaren has been with Sun for 22 years and was Chief Operating Officer for 14 years through mid-2022. During his time as COO, John oversaw the acquisition and integration of approximately 350 MH and RV communities and brought a performance driven approach with a focus on bottom-line operational results.

"Progress has been made this year in advancing our strategic initiatives including selling non-strategic assets, reducing debt, and increasing the revenue contribution from annual real property income," said Gary Shiffman, Chairman and CEO. "However, more can and will be done. These proposed changes have been planned for throughout the year and we are accelerating the implementation in the context of our disappointing third quarter performance. We are redoubling our efforts on all fronts, focusing on variable and fixed costs, capital recycling, and debt reduction, with the aim of establishing a sustainable and efficient cost structure and growth trajectory given the continued strong rental rate increases we anticipate in 2025."

CEO Announces Retirement

Gary Shiffman has informed the Board of his intention to retire in 2025, following over 40 years of dedicated service to the Company and its stakeholders. The Board of Directors has a committee in place, led by independent Board members Jeff Blau, CEO of Related Companies, and Tonya Allen, President of the McKnight Foundation, to conduct a comprehensive search process to identify a new CEO. Mr. Shiffman intends to remain on the Board of Directors.

“As part of our comprehensive succession plan, Gary’s retirement will result in a refreshed perspective to take the Company forward and build upon his transformative vision," said Clunet Lewis, Sun Communities’ Lead Independent Director. "Under Gary’s leadership, the Company went public in 1993 with an initial market capitalization of approximately $115 million as a small, manufactured housing REIT with 31 communities, and has evolved into the leading owner and operator of Manufactured Housing, Recreational Vehicle communities, and Marinas with over 650 properties in the United States, Canada and the United Kingdom. We look forward to working with Gary to implement a seamless CEO transition.”

Cautionary Statement Regarding Forward Looking Statements:

This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate,” “guidance,” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond the Company's control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates; risks related to natural disasters, such as hurricanes, earthquakes, floods, droughts and wildfires; existing or potential supply chain disruptions; wars and other international conflicts; difficulties in the Company's ability to evaluate, finance, complete and integrate acquisitions, developments and expansions successfully; the ability to maintain rental rates and occupancy levels; competitive market forces; the performance of recent acquisitions; changes in market rates of interest; changes in foreign currency exchange rates; the ability of purchasers of manufactured homes and boats to obtain financing; and the level of repossessions by manufactured home and boat lenders. Further details of potential risks that may affect the Company are described in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including in the “Risk Factors” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

The forward-looking statements contained in this press release speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements included or incorporated by reference into this document, whether as a result of new information, future events, changes in the Company's expectations or otherwise, except as required by law.

About Sun Communities, Inc.

Sun Communities, Inc. is a REIT that, as of September 30, 2024, owned, operated, or had an interest in a portfolio of 659 developed properties comprising approximately 179,130 developed sites and approximately 48,760 wet slips and dry storage spaces in the United States, Canada, and the United Kingdom.

For Further Information at the Company:

Fernando Castro-Caratini
Chief Financial Officer
(248) 208-2500
www.suninc.com